China Fire Appoints New Chairman and Chief Executive Officer

Press Release Source: China Fire & Security Group, Inc. On Tuesday March 30, 2010, 9:22 am

BEIJING, March 30 /PRNewswire-Asia/ -- China Fire & Security Group, Inc. (Nasdaq:CFSG - News) ("China Fire" or the "Company"), a leading total solution provider of industrial fire protection systems in China, today announced that, due to health reasons, Mr. Gangjin Li has resigned from his position of chairman and chief executive officer of China Fire, effective immediately. The Company's board of directors has appointed Mr. Weigang Li as director and elected him the new chairman of the board. In addition, Mr. Brian Lin will reassume his former position as China Fire's chief executive officer, while also serving as acting chief financial officer.

A founding member of China Fire and a driving force in the Company's early and present sales achievements, Mr. Weigang Li has been instrumental in building China Fire's strong sales force of over 100 people across the country. He has also been influential in winning a number of large, notable contracts since the Company's inception, including the recent record $92 million retrofitting contract win with Wuhan Iron and Steel Group.

Mr. Weigang Li, who is also Mr. Gangjin Li's brother, has over 15 years of hands-on experience in project sales and sales management in China's fire protection industry. Working his way up the Company, Mr. Weigang Li has previously served as vice general manager of sales and project execution and vice general manager of the Company's wholly-owned subsidiary, Sureland Industrial Fire Safety Ltd. Sureland ("Sureland"). Recently, he was vice president of worldwide sales of China Fire and general manager of Sureland. Prior to founding Sureland in 1995, Mr. Weigang Li was an entrepreneur selling electrical systems to industrial customers in China.

"We respect Gangjin's decision to resign from the Company and wish him a speedy recovery," commented Mr. Weigang Li. "China Fire has greatly benefited from his strategic leadership and executive contributions, and it has been a great pleasure working so closely with him over the years and co-founding Sureland together. I would like to thank our board of directors for their vote of confidence, and I am convinced that with my experience and deep understanding of the Company, I can further advance Gangjin's vision and continue to take our Company to new levels of growth and profitability and create more shareholder value."

Mr. Brian Lin commented, "While we had hoped that Gangjin's recent return to an active role in the Company would be for an extended period, we fully support his wish to focus on his health. It has been a pleasure for me to work with Gangjin throughout the years and, together with China Fire's employees, customers and business partners, we have achieved so many accomplishments at China Fire. Meanwhile, I have also worked closely with Weigang over the past years, and he has proven himself time and again to be an effective and universally esteemed leader in our Company. So, as I resume the CEO role, I look forward to working side by side with him in leading China Fire to further accelerate our Company's growth and strengthen our competitive advantages."

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ:CFSG - News), through its wholly owned subsidiary, Sureland Industrial Fire Safety Limited ("Sureland"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, power, petrochemical and transportation industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has a comprehensive portfolio of patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 430 employees in more than 30 sales and project offices throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com ..

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

    For more information, please contact:

    China Fire & Security Group, Inc.
     Amy Gao, Investor Relations
     Tel:   +86-10-8441-7400
     Email: ir@chinafiresecurity.com

    ICR, Inc.
     In China:
     Michael Tieu
     Tel:   +86-10-6599-7960
     Email: michael.tieu@icrinc.com

     In the U.S.:
     Bill Zima
     Tel:   +1-203-682-8200
     Email: bill.zima@icrinc.com